EXHIBIT 10.21

TIPTREE ASSET MANAGEMENT COMPANY, LLC

June 17, 2013

Mr. Neil Rifkind
350 West 57th Street, Apt 6G
New York, NY 10019

Dear Neil:

We are pleased to offer you employment with Tiptree Asset Management Company, LLC (“Tiptree”), in the position of General Counsel of Tiptree Financial Partners, L.P. (“TFP”), reporting to the Executive Chairman and President and Chief Executive Officer, with a start date on or near July 8, 2013, on the following terms and conditions:

1.	You will receive a base salary at an annual rate of $375,000, payable in semi-monthly installments, in accordance with Tiptree’s standard policies and procedures.

2.
You will be eligible for consideration for an annual discretionary bonus, which shall be paid by Tiptree in its sole discretion. For the year ending December 31, 2013 you will be paid a minimum bonus of $100,000, of which up to $15,000 may be in the form of shares of Tiptree Financial Inc. In no event, however, will you be eligible for consideration to receive any such bonus (or any portion thereof) for any year if you are not actively employed by Tiptree on, or have received or given notice of termination or resignation prior to, the date on which bonuses for the applicable year are paid to employees generally.

3.
Upon the closing of the reorganization involving TFP and Care Investment Trust, Inc., you will remain employed by Tiptree and, subject to any required Board action, become General Counsel of Tiptree Financial Inc. and Tiptree Operating Company, LLC.

4.
You will be eligible to participate in all employee benefits plans and programs of Tiptree generally applicable to employees at your level and in accordance with their terms. All benefits may be subject to change upon management’s sole discretion.

5.	All amounts of compensation paid to you shall be subject to applicable taxes and deductions.

6.
You will be an employee at will, and either you or Tiptree may terminate the employment relationship at any time and for any reason, with or without cause. During your employment, it is expected that you will devote your full business efforts and time to Tiptree.

7.
Notwithstanding the at-will nature of your employment, you hereby agree that you will provide 30 days’ written notice of your intention to terminate your employment with Tiptree. During any period of required notice, you will continue to be an employee, and you will continue to be entitled to receive your base salary (but not a bonus, if you would otherwise be eligible for such a bonus).Your fiduciary duties and other obligations as an employee of Tiptree will continue, and you will cooperate in the transition of your responsibilities. Tiptree shall, however, have the right, in its sole discretion, to direct that you no longer come in to work or to shorten the notice period. If Tiptree shortens the required notice period you have provided, it reserves the right, in its sole discretion, to not pay you for any remaining period of notice.

8.
You represent, warrant, and agree that (i) you have not taken and will not take, and/or will return or (with the consent of your former employer(s)) destroy without retaining copies, all proprietary and confidential materials of your former employer(s); (ii) you will not use any confidential, proprietary, or trade secret information in violation of any contractual or common-law obligation to your former employer(s); (iii) you are not party to any agreement or subject to any policy applicable to you that would prevent or restrict you from engaging in activities competitive with the activities of your former employer(s) or from directly or indirectly soliciting any employee, client, or customer to leave the employ of, or transfer its business away from, your former employer(s) or, if you are subject to such an agreement or policy, you have complied and will comply with it; (iv) you have not requested, solicited, or encouraged, and will not request, solicit, or encourage, any employees or customers or clients of your former employer(s) to join Tiptree or to leave your past employer(s) in violation of any common-law obligation or duty to your past employer(s); and (v) you are not subject to any agreement or policy that requires you to provide notice of resignation to your prior employer(s) in order for such resignation to become effective (or, if you are subject to such agreement or policy, you have provided notice, and the notice period will have elapsed before your scheduled start date with Tiptree).

9.	You will be subject to all rules and policies applicable to employees of Tiptree generally at your level or in your position.

10.
Tiptree Asset Management Company, LLC is registered as an investment adviser with the Securities and Exchange Commission. As an employee of Tiptree, you will be subject to a Code of Ethics, a copy of which has been provided to you. You must execute and abide by the Code of Ethics and the restrictions and other information contained therein. You are also required to be familiar with, and abide by, specific policies and procedures set forth in the compliance manuals of Tiptree. In addition, you shall be responsible for obtaining and keeping current any and all licenses deemed necessary by Tiptree for the conduct of your employment with Tiptree. You hereby represent that there are no outstanding, pending, or threatened legal or regulatory actions against you or your former firm(s) (as to which you are related) other than those described on Schedule A attached hereto. You also represent that you have no relatives that work in the securities industry (except as disclosed on Schedule A hereto). Please note that if you have a pecuniary or other beneficial interest with any other third party that is employed in the securities industry, you should include their name and relevant information in this schedule (e.g., nature of relationship, etc). Tiptree’s policy is that no Tiptree employee may conduct securities transactions on behalf of client accounts with brokers who are related to the employee, but under certain circumstances, may trade with the firm at which the relative or third party is employed. “Relatives” for this purpose include your spouse and any adult children, your parents, siblings, first cousins, and the parents and siblings of your spouse and your parents. You further represent that you have read the memorandum regarding SEC Rule 206(4)-5 that is attached hereto as Schedule B and you have made no contributions to state or local officials, political candidates, political action committees or political parties during the previous two years from today’s date (except as disclosed on Schedule B hereto). Tiptree, in its sole discretion, may at any time modify or supplement its compliance policies and procedures.

11.
In the event that a controversy or dispute arises between us, including, but not limited to, those arising out of any of the terms or conditions of this offer of employment or relating in any way to your employment, and either party files, and is allowed by the courts to prosecute, a court action against the other, the parties in such action agree not to request, and hereby waive, any right to a trial by jury. Notwithstanding the foregoing, you and Tiptree agree that, prior to submitting such a dispute to the courts, the parties shall submit, for a period of 60 days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, New York City, New York, Resolution Center (or any successor location), pursuant to the procedures of JAMS International Mediation Rules conducted in the State of New York. However, such mediation or obligation to mediate shall not suspend or otherwise delay any termination or other action of you or affect any other right of Tiptree, including the right to seek immediate injunctive relief under Paragraph D of the parties’ Agreement Regarding Confidentiality, Non-Competition and Non-Solicitation Covenants, attached hereto.

12.	This offer letter shall be interpreted in accordance with the laws of the State of New York without regard to the conflicts-of-laws principles thereof.

13.
This offer letter, including the Agreement Regarding Confidentiality, Non-Competition and Non-Solicitation Covenants attached hereto, represents the entire agreement between you and Tiptree regarding your employment with Tiptree and supersedes any and all previous and contemporaneous agreements and representations, written or oral. This offer letter may not be changed or terminated except in writing signed by the parties.

14.
This offer of employment is contingent upon your successful completion of all facets of Tiptree’s pre-employment screening process (as determined by Tiptree in its sole discretion), which includes confirmation that you are legally able to work for Tiptree in the United States in the position offered to you, and a background investigation. This offer is also contingent upon your signing the attached Agreement Regarding Confidentiality, Non-Competition and Non-Solicitation Covenants.

I trust that this letter reflects our mutual understanding concerning your employment at Tiptree. Please indicate your agreement with these terms by executing the enclosed copy of this letter and returning it to me at your earliest convenience.

We look forward to a long and rewarding relationship.

Very truly yours,

/s/ Geoffrey Kauffman
Geoffrey Kauffman
President and Chief Executive Officer

Agreed to and Accepted:

/s/ Neil C. Rifkind____
Neil C. Rifkind

Date: 6/18/13